EXHIBIT 15.2

[Han Kun Law Offices Letterhead]

March 27, 2015

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing

People’s Republic of China 100085

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Item 4.B. Information on the Company—Business Overview—Regulation” in Baidu, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2014 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of March 2015, and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-129374) pertaining to Baidu, Inc.’s 2000 Option Plan, Registration Statement (Form S-8 No. 333-158678) pertaining to Baidu, Inc.’s 2008 Share Incentive Plan, and Registration Statement (Form F-3 No. 333-184757) of Baidu, Inc. of the summary of our opinion under the heading “Item 4.B. Information on the Company—Business Overview—Regulation” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices